Exhibit 99.2

FOR IMMEDIATE RELEASE

CIT NAMES JAMES S. McDONALD TO BOARD OF DIRECTORS

          NEW YORK – October 16, 2007 – CIT Group Inc. (NYSE: CIT), a leading global commercial finance company, today announced that James S. McDonald, President and Chief Executive Officer of Rockefeller & Co., Inc., has been named to CIT’s Board of Directors, effective October 17, 2007. He will serve as a member of CIT’s Audit Committee.

          With the appointment of Mr. McDonald, CIT’s Board now consists of 11 members, including 10 independent directors and Jeffrey M. Peek, CIT’s Chairman and Chief Executive Officer.

          “I am pleased to announce Jim’s election to our Board of Directors,” said Mr. Peek. “His depth of experience and reputation within the financial services industry will bring added expertise to our Board. I look forward to working alongside him in the future.”

          Since 2001, Mr. McDonald has served as President and Chief Executive Officer of Rockefeller & Co., Inc., a leading global wealth management firm serving high-net-worth individuals, families, trusts, foundations and endowments. He also currently serves as a Director and Audit Committee Chair of the NYSE Group, Inc. (formerly New York Stock Exchange) and Chairman and Member of the Board of the Japan Society of New York. Prior to joining Rockefeller & Co., Inc., he was President and Chief Executive Officer of Pell Rudman & Co., Inc.

           Individuals interested in receiving future updates on CIT via e-mail can register at http://newsalerts.cit.com

About CIT

Founded in 1908, CIT (NYSE: CIT) is a global commercial finance company that provides financial products and advisory services to more than one million customers in over 50 countries across 30 industries. A leader in middle market financing, CIT has more than $80 billion in managed assets and provides financial solutions for more than half of the Fortune 1000. A member of the S&P 500 and Fortune 500, it maintains leading positions in asset-based, cash flow and small business administration lending, equipment leasing, vendor financing and factoring. CIT’s brand, Capital Redefined, articulates its value proposition of providing its customers relationship, intellectual and financial capital. www.cit.com.

###

MEDIA RELATIONS:
C. Curtis Ritter
Director of External Communications & Media Relations
(212) 461-7711
curt.ritter@cit.com

Mary Flynn
Director of Media Relations
(212) 461-7860
mary.flynn@cit.com

INVESTOR RELATIONS:
Ken Brause
Executive Vice President
(212) 771-9650
ken.brause@cit.com